                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G
                               (Amendment No. 1)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          TeleSpectrum Worldwide Inc.
                          ---------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
                    --------------------------------------
                        (Title of Class of Securities)

                                   87951U109
                                   ---------
                                (CUSIP Number)

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                    Page 2 of 15 Pages
----------------------------                               ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


         Highfields Associates LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
       Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            562,220

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             562,220

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      562,220
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO

------------------------------------------------------------------------------

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                    Page 3 of 15 Pages
----------------------------                               ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


         Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
       Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,795,519

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,795,519

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,795,519
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN

------------------------------------------------------------------------------

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                    Page 4 of 15 Pages
----------------------------                               ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


         Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
       Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,795,519

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,795,519

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,795,519
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      00

------------------------------------------------------------------------------

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                    Page 5 of 15 Pages
----------------------------                               ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
       United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,795,519

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,795,519

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,795,519
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                    Page 6 of 15 Pages
----------------------------                               ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


         Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
       United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,795,519

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,795,519

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,795,519
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                    Page 7 of 15 Pages
----------------------------                               ---------------------



ITEM 1(a).    NAME OF ISSUER:

              TeleSpectrum Worldwide Inc.
              ------------------------------------------------

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              443 South Gulph Road, King of Prussia, Pennsylvania 19406
              ---------------------------------------------------------

ITEM 2(a).    NAME OF PERSON FILING:

              This statement is being filed by Highfields Associates LLC, a limited liability company formed under the laws of the State of Delaware ("Highfields Associates"), with respect to the shares of Common Stock directly owned by the two limited partnerships organized under the laws of the State of Delaware for which it serves as the general partner: Highfields Capital I LP and Highfields Capital II LP.

              This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

              (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

              (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

              (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

              (iv) Richard L. Grubman, a Managing Member of Highfields GP.

              Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Address for Highfields Associates, Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
              c/o Highfields Capital Management LP, 200 Clarendon Street, Boston, Massachusetts 02117
              ---------------------------

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                    Page 8 of 15 Pages
----------------------------                               ---------------------



ITEM 2(c). CITIZENSHIP:

           Highfields Associates - Delaware
           Highfields Capital Management - Delaware
           Highfields GP - Delaware
           Richard L. Grubman - United States
           Jonathon S. Jacobson - United States
           ------------------------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share
           --------------------------------------

ITEM 2(e). CUSIP NUMBER:

           87951U109
           -------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.
          (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d) [_] Investment company registered under Section 8 of the Investment Company Act.

          (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.[_]

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                    Page 9 of 15 Pages
----------------------------                               ---------------------



ITEM 4.  OWNERSHIP.

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

For Highfields Associates LLC:

  (a)  Amount beneficially owned:

     562,220 shares of Common Stock
     ------------------------------

  (b)  Percent of class:
       1.7%
       -----------
  (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote 562,220
                                                  -------

     (ii) Shared power to vote or to direct the vote     --0--
                                                     --------------

     (iii) Sole power to dispose or to direct the disposition of 562,220
                                                                 -------

     (iv) Shared power to dispose or to direct the disposition of      --0--
                                                                  ------------

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

  (a)  Amount beneficially owned:

       1,795,519 shares of Common Stock
       --------------------------------

  (b)  Percent of class: 5.5%

  (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote 1,795,519
                                                  ---------

     (ii) Shared power to vote or to direct the vote     --0--
                                                     --------------

     (iii) Sole power to dispose or to direct the disposition of 1,795,519
                                                                 ----------

     (iv) Shared power to dispose or to direct the disposition of    --0--
                                                                  ------------

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                   Page 10 of 15 Pages
----------------------------                               ---------------------



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Highfields Associates LLC is the beneficial owner of less than 5% of the shares of common stock of the Issuer.

         Highfields Associates LLC, Highfields Capital Management LP, Richard L. Grubman and Jonathon S. Jacobson no longer act as a group for the purposes of Rule 13d.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The shares to which this filing relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Fund and none of which owns 5% or more of the securities to which this filing pertains. Highfields Capital Management serves as the Investment Manager to each of the Funds.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Highfields Associates LLC, Highfields Capital Management LP, Richard L. Grubman and Jonathon S. Jacobson have dissolved as a group as of November 30, 1999. See Exhibit A.

         The Reporting Persons have agreed to file a joint schedule 13G as individuals. See Exhibit B.

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                  Page 11 of 15 Pages
----------------------------                               ---------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             February 14, 2000
                             -------------------------------------
                                      Date

                       HIGHFIELDS CAPITAL MANAGEMENT LP
                       By: Highfields GP LLC, its General Partner

                             /s/ KENNETH H. COLBURN
                             ----------------------------
                                      Signature

                             Kenneth H. Colburn, Authorized Signatory
                             ----------------------------------------
                                      Name/Title

                       HIGHFIELDS GP LLC

                             /s/ KENNETH H. COLBURN
                             ----------------------------
                                      Signature

                             Kenneth H. Colburn, Authorized Signatory
                             ----------------------------------------
                             Name/Title

                       RICHARD L. GRUBMAN

                             /s/ KENNETH H. COLBURN
                             ----------------------------
                                      Signature

                             Kenneth H. Colburn, Attorney-in-Fact
                             ------------------------------------
                                      Name/Title

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                  Page 12 of 15 Pages
----------------------------                               ---------------------


                                   EXHIBIT A
                                   ---------


AGREEMENT REGARDING DISSOLUTION OF A GROUP UNDER RULE 13D OF THE RULES UNDER THE EXCHANGE ACT OF 1934, AS AMENDED


  Highfields Associates LLC, Highfields Capital Management LP, Richard L. Grubman and Jonathon S. Jacobson hereby agree that as of November 30, 1999, they dissolved their status as a group under Rule 13d of the Rules under the Exchange Act of 1934, as amended ("Rule 13d"), with respect to the shares of Common Stock of TeleSpectrum Worldwide Inc. beneficially owned by each of them. Each of the parties further agrees that it or he will file, in its or his individual capacity, all further filings with respect to transactions in the shares of common stock of TeleSpectrum Worldwide Inc.


                        HIGHFIELDS ASSOCIATES LLC

                             /s/ KENNETH H. COLBURN
                             ----------------------------
                                     Signature

                             Kenneth H. Colburn, Authorized Signatory
                             ----------------------------------------
                                     Name/Title

                        HIGHFIELDS CAPITAL MANAGEMENT LP
                        By: Highfields GP LLC, its General Partner

                             /s/ KENNETH H. COLBURN
                             ----------------------------
                                     Signature

                             Kenneth H. Colburn,
                             Chief Operating Officer
                             Highfields Capital Management, Authorized Signatory
                             ---------------------------------------------------
                                     Name/Title

                        RICHARD L. GRUBMAN

                             /s/ KENNETH H. COLBURN
                             ----------------------------
                                     Signature

                         Kenneth H. Colburn, Attorney-in-Fact
                         ------------------------------------
                                     Name/Title

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                  Page 13 of 15 Pages
----------------------------                               ---------------------



                          JONATHON S. JACOBSON

                              /s/ KENNETH H. COLBURN
                              ----------------------------
                                     Signature

                          Kenneth H. Colburn, Attorney-in-Fact
                          ------------------------------------
                                     Name/Title

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                  Page 14 of 15 Pages
----------------------------                               ---------------------


                                   EXHIBIT B
                                   ---------


 AGREEMENT REGARDING JOINT FILINGUNDER RULE 13D OF THE RULES UNDER THE EXCHANGE
                            ACT OF 1934, AS AMENDED



  Highfields Capital Management LP, Highfields GP LLC, Richard L. Grubman and Jonathon S. Jacobson hereby agree to file one Schedule 13G for the common stock of TeleSpectrum Worldwide Inc. on each of their behalf, in their individual capacity. The parties hereby agree that they are each responsible for the accuracy and completeness of the Schedule 13 G.


                         HIGHFIELDS CAPITAL MANAGEMENT LP
                         By: Highfields GP LLC, its General Partner

                              /s/ KENNETH H. COLBURN
                              ----------------------------
                                     Signature

                         Kenneth H. Colburn,
                         Chief Operating Officer
                         Highfields Capital Management, Authorized Signatory
                         ---------------------------------------------------
                                     Name/Title

                         HIGHFIELDS GP LLC

                              /s/ KENNETH H. COLBURN
                              ----------------------------
                                     Signature

                         Kenneth H. Colburn, Authorized Signatory
                         ----------------------------------------
                                     Name/Title

                         RICHARD L. GRUBMAN

                              /s/ KENNETH H. COLBURN
                              ----------------------------
                                     Signature

                         Kenneth H. Colburn, Attorney-in-Fact
                         ------------------------------------
                                     Name/Title

----------------------------                               ---------------------
  CUSIP NO.  87951U109               13G/A                  Page 15 of 15 Pages
----------------------------                               ---------------------

                              JONATHON S. JACOBSON

                              /s/ KENNETH H. COLBURN
                              ----------------------------
                                      Signature

                              Kenneth H. Colburn, Attorney-in-Fact
                              ------------------------------------
                                      Name/Title